UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________
FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 3, 2024
SMART SAND, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37936	45-2809926
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1000 Floral Vale Boulevard, Suite 225
Yardley, Pennsylvania 19067
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 231-2660
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	SND	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.
On September 3, 2024, Smart Sand, Inc. (the “Company”) entered into a new five-year senior secured asset-based credit facility (the “ABL Credit Facility”) pursuant to: (i) a credit agreement among the Company, the subsidiary borrowers and guarantors party thereto, First-Citizens Bank & Trust Company, as issuing bank, swingline lender and agent, and certain other lenders from time to time party thereto (the “Credit Agreement”); and (ii) a guarantee and collateral agreement among the Company, the subsidiary borrowers and guarantors party thereto and First-Citizens Bank & Trust Company, as agent (the “Security Agreement”).
The ABL Credit Facility provides for non-amortizing revolving loans in an aggregate principal amount of up to $30.0 million, subject to a borrowing base comprised of eligible inventory and accounts receivable (subject to certain reserves and customary conditions). Approximately $1.0 million was drawn on the ABL Credit Facility at closing and an additional $29.0 million remains available under the initial borrowing base. Borrowings under the ABL Credit Facility bear interest at a rate per annum equal to an applicable margin of 2.75% plus the secured overnight financing rate (SOFR).

All obligations under the ABL Credit Facility are guaranteed on a senior basis by our wholly-owned domestic subsidiaries, subject to certain exceptions, and are secured, subject to permitted liens and other exceptions (which exceptions include all of our owned real estate and sand reserves), by a first-priority security interest in our assets.

The ABL Credit Facility contains a number of covenants that, among other things, restrict our ability to incur liens, incur indebtedness, make certain restricted payments, merge or consolidate and dispose of assets. In addition, the ABL Credit Facility requires us in certain limited circumstances to maintain a minimum fixed charge coverage ratio of 1.1 to 1.0. The ABL Credit Facility also contains certain affirmative covenants and events of default customary for facilities of this type.

The above summary does not purport to be a complete description of the Credit Agreement and Security Agreement and is qualified in its entirety by the contents of the Credit Agreement and Security Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement.

On September 3, 2024, in connection with entry into the Credit Agreement, the Company terminated its existing senior secured asset-based credit facility (the “Prior Credit Facility”) under a credit agreement, dated as of December 13, 2019, among the Company, as borrower, Jefferies Finance LLC, as issuing bank, swingline lender and agent, and the other lenders party thereto, which was filed with the Securities and Exchange Commission as Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The Prior Credit Facility was scheduled to mature on December 13, 2024 and provided non-amortizing revolving loans in an aggregate principal amount of up to $20.0 million.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 in this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit Number	Description
10.1
ABL Credit Agreement, dated September 3, 2024, among Smart Sand, Inc., the subsidiary borrowers and guarantors party thereto, First-Citizens Bank & Trust Company, as issuing bank, swingline lender and agent, and certain other lenders from time to time party thereto

10.2	Guarantee and Collateral Agreement, dated September 3, 2024, among the Company, the subsidiary borrowers and guarantors party thereto and First-Citizens Bank & Trust Company, as agent

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART SAND, INC.

Dated:	September 9, 2024	By:	/s/ Lee E. Beckelman
Lee E. Beckelman
Chief Financial Officer